Exhibit 99

                              Mercantile Bankshares
                             Second Quarter Earnings
                             Moderator: Edward Kelly
                                  July 20, 2004
                                   10:00am EST

OPERATOR:  Good morning and welcome to today's Mercantile  Bankshares  [Company:
Mercantile      Bankshares       Corporation;       Ticker:      MRBK;      URL:
http://www.mercantile.com/] second quarter earnings conference call. At this time all parties have been placed on a listen-only mode and the floor will be open for questions and comments following the presentation. To queue in for questions you may do so by pressing star, one on your touch-tone phone. To remove yourself from the queue you may do so by pressing the pound key. It is now my pleasure to turn the floor over to Dave Borowy, Director of Investor Relations for Mercantile. Sir the floor is yours.

DAVE BOROWY, DIRECTOR OF INVESTOR RELATIONS, MERCANTILE BANKSHARES: Thank you Holly. Good morning everyone and thank you for joining us today. I would like to inform you that this call is being recorded and will be available for replay along with our earnings release at our company's investor relation's website at www.mercantile.com. With me on the call this morning are Ned Kelly, Chairman, President and CEO of Mercantile Bankshares Corporation, Terry Troupe, Executive Vice President and CFO and Ellen Harvey, Senior Vice President and Portfolio Manager. And now some housekeeping matters. The press release announcing our earnings release was distributed via PR newswire at 7:02 am, Eastern Daylight Savings time. I'd like to remind you that during the course of this conference call we may make forward looking statements within the meaning of and pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made during this call. In this call we will discuss some non-GAAP measures in talking about our company's performance and you can find the reconciliation of those measure to GAAP measures within our news release which is posted in the investor relations section of our website. I now present to you Mr. Ned Kelly.

EDWARD KELLY, CHAIRMAN, PRESIDENT AND CEO, MERCANTILE BANKSHARES: Good morning. Thank you for joining us this morning. As is our custom I will walk through the highlights for the quarter and then be happy to take questions at the end. Overall I was pleased with our results for the second quarter. As you can see loan growth is reviving. Non-interest bearing deposits were up strongly. Our credit quality improved from already strong levels. Investment and wealth

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management  continued its improved performance and I believe our expense control is good. The one negative in the quarter was that our hedge fund investments were down marginally after four quarters of strong performance. That was due to the market conditions and we have a one month lag in reporting so that covers March, April and May. It does not include June where my understanding is the market in hedge funds has recovered. That decline in performance in the hedge funds affected net interest income and net interest margins, which I'll expand on in a second. We have begun to redeem our interest in those funds. That will be a gradual orderly process. Our initial investment you know was $75 million. At the end of the period I think it was approximately $79 million. During the second quarter we actually redeemed $3.75 million and as we said before we will in fact redeem interest but it will be a slow, gradual process as we do so. The other thing that I'd like to emphasize is that we have had four quarters of strong growth before a slight downturn during the second quarter. Net income was $56.3 million. It was up 13 percent over the second quarter of last year and 1 percent over the first quarter. Our diluted EPS was 71 cents. That was down from 72 cents last year and up from 69 cents in the first quarter of '04. As many of you will remember the second quarter of last year included 6 cents in securities gains. Operating earnings per share were 72 cents. They were up from 68 cents in the second quarter of last year and from 71 cents in the first quarter. The usual 2 cents in intangibles amortization, which normally increases our operating EPS by 2 cents was actually offset partially by a $357,000 after-tax gain on the sale of a bank stock investment that we had.

On the net interest income front it was down slightly from the first quarter by about $600,000. That was due to a decline in the margin from 4.37 to 4.24. As I noted earlier that was driven by Bankshares previously disclosed investment in the hedge funds-of-funds related to the investment and wealth management business. Those are held as assets for sale and changes in fair value are marked through the income statement as a component of other investment income. The hedge funds had a gain of roughly $3 million in the first quarter. It was a loss of $700,000 in the second quarter that accounted for twelve basis points of decline in the margin. The hedge funds have contributed seven basis points to the margin in the first quarter. They subtracted five basis points from the margin in the second quarter. Just so you know the hedge fund contribution to the margin over the past four quarters has been five basis points, two basis points, four basis points, I'm sorry for the second, third and fourth quarter of '03. So there was a contribution in each quarter with the exception of this one.

Loan growth was positive for the quarter. The average balances were up 3.1 percent linked quarter. Commercial was up 3.6 percent, commercial real estate up
3.7 percent, construction up nearly 1 percent, residential real estate up 5.6 percent, consumer, including home equity was up slightly. End of period commercial loans were up 5.6 percent and total loans were up 3.5 percent. Commercial would have been higher excluding the run off of the lease portfolio, which we've put together with commercial. It would have been 4.1 percent on an average basis and 5.8 percent at end of period, excluding the lease portfolio, which as you all know has been in a run off posture for some time. The yield on loans is relatively stable, 5.57 versus 5.61 for the first quarter.


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The quality of deposit growth is also good. Average balances were up 3.3 percent linked quarter. The growth was driven by non-interest bearing deposits, which were up 8.4 percent. That was partially offset by money markets and other time deposits that were down 1.6 percent and 1.2 percent, respectively. At the end of the period non-interest bearing was up 9.9 percent and savings were up 4.3 percent. That was partially offset by declines in checking plus interest. Money market, which was most notable, was down 8.5 percent. Time deposits of over $100,000 and other time deposits generated ninety basis points of growth on an end of period linked quarter. Deposit interest expense was down 4.3 percent linked quarter. Overall interest expense was down 3.2 percent linked quarter and the cost of our interest bearing funds declined from 1.22 to 1.17 on a linked quarter basis.

Our security portfolio, the average balance was down $34 million from the first quarter. Composition is basically unchanged. We actually have a slight decline in the percentage of mortgage backs from 44 percent to 42 percent with corresponding increases in agencies and treasuries. But by and large the composition is the same. As I'm sure you've seen from others pre-payments were up marginally linked quarter. They have subsided in June. Obviously the interest rate markets have been a little bit volatile and that created some volatility in the pre-payments. The tax equivalent yield in the core portfolio was down from
3.95 to 3.88 linked quarter and just to give you a sense obviously of what's been happening in the interest rate environment the tax equivalent yield at 6/30/2003 was 4.30 percent. Our portfolio is longer. That's consistent with a hundred basis point movement and five year rates and our projections, which we were using in the first quarter they have squared up with what in fact has happened. The duration of the portfolio has gone from 2.6 years, I'm sorry from 2 years to 2.6 years. The average life has gone from 2.5 to 3. If rates go up another hundred, duration goes to 2.9 and the average life to 3.3. And given the fact that the projections that we had in the first quarter squared with what in fact happened in the second quarter we're reasonably confident about those projections with respect to rates being up another hundred. At June 30th we had a loss of $13 million in the portfolio versus a gain of $55 million at March 31st. It may in fact be better now. Many of you know the five-year treasury was in fact at 3.77 percent at June 30th. When I checked yesterday, intraday at least, it was at 3.56 percent. So five-year rates at least have backed up.

On the asset sensitivity front there continues to be good news in the sense that if we're right and rates continue to increase we will be well served. We have $3.6 billion in prime based loans that are re-priced either daily or monthly. Based on our calculations the 25 basis point increase recently effective by the Fed, yields $4.5 million in additional income for the balance of 2004. As I did last quarter our internal analysis suggests that if rates are up fifty short that would be $8.4 million pre-tax. If they are up a hundred short that would be $15.7 million pre-tax. If they're up fifty across that would be a $9 million increase and up a hundred short and fifty long that would be $16.7 million in increased net income, net interest income.

On the credit quality front as you can tell non-performing assets were down to $40.3 million or 0.41 percent from $48.1 million or 0.51 at March 31st. Monitored were also


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down from $26.6 million to $23.9  million.  The thirty to  eighty-nine  past due number, which we've used over the past year or so, they were actually up slightly to $33.1 million from last year's $28.8 but they were down from $42.9 million at March 31st. The allowance is at 1.62 versus 1.66 at March 31st, but as I'm sure you noted our coverage of NPA's is actually up to 3.97 from 3.26. Our net charge offs were down 2 basis points from 5 basis points at March 31, 2004. Provision is down slightly from the first quarter to $2.35 million from $2.42 million. Obviously charge-offs are down, credit quality is improved. As I said our coverage ratio has in fact increased.

On the non-interest income front we were $51.6 million, up from $49.9 million in the first quarter and $45.4 million in the second quarter of '03. Investment and wealth management revenues were up to $22.9 million from $22 million in the first quarter and $19.5 million in the second quarter of last year. We are on track assuming cooperative markets to reach targets of $90 million in revenues, $22 million in pre-tax for 2004 and a mid-twenties margin. Just to give you a sense of where we've been and were we are now for the first six months of 2004 revenue in IWM was $45.2 million, the pre-tax was $11.4 million and the margin was at 25.2 percent. That's versus revenues last year of $37.2 million, $7 million in pre-tax and a margin of 18.9 percent. Our cash earnings are actually $1.2 million higher if you account for amortization intra company interest charge. But even including those the momentum in that business is clear. We're also achieving operating leverage, which is a welcome change. Revenue growth is substantially exceeding expense growth. For the first six months revenue growth was 21.7 percent, expense growth was 16.4 percent on a year over year basis.

The market, especially the bond market as many of you know was tough in the second quarter. Our assets under management are $21.4 billion at June 30th versus $21.8 billion at March 31st and $19.4 billion last year. Both personal and institutional are down roughly equally. Our assets under administration, which includes our custody business, were $46.2 billion at June 30th versus $46.8 billion at March 31st.

The sales in investment and wealth management, which are figures that I've given you before second quarter versus first quarter, showed continued momentum on the personal side. They slowed somewhat on the institutional side. On the personal side we generated roughly $94 million in new assets versus $78 million in the first quarter and $636,000 new revenues versus $476,000 in the first quarter. On the institutional side by contrast we had a $144 million in new assets versus $199 million during the first quarter and $590,000 in new revenues versus $635,000. Terminations continue to be a problem. We lost one large account, which is roughly $61 million and $330,000 in revenues during the quarter on the personal side. That was death related as many of our terminations have been. If you exclude that loss our net new assets were $53 million and net new revenues were $313,000 versus $110 million and $269,000 in the first quarter.

Our mortgage banking fees, and it seems to be consistent with the general trend, were down to $2.3 million from $2.9 million in the first quarter and $2.5 million in the  second  quarter of '03.  That slow down  reflects........or  the decline reflects the slow down in refinancing activities and seasonal fluctuations, which affected both the residential and


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commercial side. We are also  restructuring  the F&M mortgage  business which no doubt had some impact during the first quarter. Insurance fees were down $600,000 linked quarter and that's due largely to seasonality. We did have investment security gains of $590,000 pre-tax, which I mentioned, which were related to an investment we had in the stock of a bank which was sold and we had other income of roughly $300,000 pre-tax related to a sale of the facility. Both of those were excluded from operating income numbers.

The non-interest expense is down slightly from first quarter. I think that's the first time actually I've been able to say that. I was able to say it fourth quarter, I think first quarter over fourth quarter but now with the relatively normalized first quarter we are actually down in the second quarter. There were declines in all major categories except furniture and equipment and that was due to normal increases. The expansions that we made with respect to the major categories were partially offset by an increase in other expenses of $1.8 million. That was driven by professional fees that were up $1.1 million and of that $500,000 was in directors deferred. As you know that's the story we've been having to tell every quarter.

I'm pleased to say that at the annual meeting we actually had a revision of the program and we've eliminated that volatility going forward. It should be a stable number and it should be a considerable lower one than we've had in the past. My recollection is that it's roughly $200,000 a quarter in professional fees that will be generated by directors deferred but they will not move around. We also have roughly $400,000 related to the Affiliate consolidation which we've announced, you know something we call Project 500 internally which involves taking eleven of our affiliates and consolidating them into four, leaving thirteen.

We also had a large increase in electronic banking expenses. They were volume driven, about $556,000 and we had $800,000 in certain separation charges for employees, which I will quickly add were unrelated to anybody in investment and wealth management.

I believe we made good progress on the expense front. We're still very focused on expense control. We will have more problems, more charges as we previously disclosed. SunGard and the affiliation consolidation will involve charges as we go forward.

I should also note and as some of you saw and for those of you who have not I won't bore you with the details. I suspect you will see it. We were advised by the Baltimore Sun yesterday that in fact John Pileggi had filed suit against the bank and me personally. I should tell you that we have not received service of that suit; we have not received the complaint. It was provided to the newspapers before it was served on us. I can't say that I'm surprised by this suit. As I said it was obviously given to the newspapers before it was given to us. As you know and I will state this again we terminated John Pileggi for failing to disclose to senior business and legal management the payment of a referral fee to the mother of an employee. We conducted a full investigation of that. We stand by our actions. Pileggi's termination, and I can say this categorically and it's actually in response to the Sun article had absolutely nothing to do with any change of control. To


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suggest  otherwise is silly.  We believe that the suit is without merit. We plan to defend it vigorously. Obviously we may very well have some litigation expenses as we go forward.

With respect to the metrics, the operating efficiency actually improved to 49.03 percent from 49.24 percent in the first quarter. The return on tangible equity was up to 18.14 percent from 18.01 percent. ROA was down slightly from 1.64 to
1.62. Our average tangible equity to average tangible assets was down to 9.55 from 9.75 in the first quarter. That is as a result as many of you know of having re-purchased one million shares during the second quarter, which I think cost us roughly $44 million.

Looking forward I sit today having within the last week or so and recently been accused of being both a buyer and a seller. I can tell you that we are very disciplined acquirers. We have passed on many deals. We have done only one. I can assure you that that discipline will persist. We plan to continue to focus on what it is we can do to expand in the Northern Virginia market. As you know we've undertaken initiative on that front. We're trying to continue to pursue it and we plan to continue to focus on our core expenses so that in fact we can finance the generation of optionality and additional growth, which I think will help us going forward. Higher rates do seem to be on the horizon. We're very optimistic about our prospects. Going forward they look to be quite good to us and the one thing that I would stress which I think goes without saying we also have no plans to sell. We are optimistic about the future. And with that I would be happy to take any questions you might have.

OPERATOR: Thank you sir. The floor is now open for questions. If you do have a question please press star, one on your touch-tone phone. If at any point your question has been answered you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question that you pick up your handset to provide the best sound quality. Once again that is star, one to ask your question. Please hold as we poll for questions. Thank you. Our first question is coming from Christopher Marinac of FIG Partners [Company: Fig Partners; URL: http://www.figpartners.com/].

CHRISTOPHER MARINAC, FIG PARTNERS: Ned, good morning.

EDWARD KELLY: Hey Chris how are you?

CHRISTOPHER MARINAC: Good thanks. I wanted to get some more color I guess on the size again of the hedge funds in the investment portfolio and a little bit more background kind of on what led that to come into the investment portfolio in the past.

EDWARD KELLY: Two things. One is, as you know we set up the hedge funds of funds in the investment and wealth management business. And I think at either, and my memory fails me from time to time, at either the end of the first quarter of last year I believe we initially invested $75 million in order to seed those funds. We have subsequently raised funds from clients who are also participants in those funds. I'm happy to say that I'm a participant myself. During the second quarter we in fact


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disclosed the existence of those investments and noted that they had contributed my recollection is roughly $1.7 million net income during the second quarter. During the course of the last four quarters they've actually performed quite well. I think on a melded basis the return has been in excess of 10 percent. As you know there are three of them. They have rough numbers fifty underlying managers, rough number fifteen in each fund. There's an absolute return fund. There's a long short equity fund. There's something called the alternative strategy fund, which is essentially small cap. On a melded basis as I said my recollection is that the returns have been at if not in excess of 10 percent. We have always planned to redeem our interest. Obviously as the performance has been what it has it has increased the principle amount of our investment. As I mentioned we took out $3.75 million during the second quarter of this year and plan to continue to do that on a gradual basis. As you can see from the numbers I gave you, you know the fact is they were down the second quarter by about $700,000. The $3 million in the first quarter was a little bit higher than it had been in past quarters. I think the run rate has been around, rough numbers, average 2, 2.5 so it created a swing in the second quarter which was bigger than it would have been otherwise. The other thing I should say is that when we initially made these investments we actually did not have them in the held for sale category but based on the advice of the accountants we in fact did put them in held for sale and they're reported, run through the income statement and reported as a component of other income. The final thing I'll say as I mentioned earlier there is a one month lag and with March, April and May pretty tough months in the market but June my understanding is that it's recovered. If I had to sit here and tell you which is obviously always hazardous you know in terms of predicting how it might turn out, but I, my sense is assuming normal market conditions that the run rate is probably along the lines of a million and a half to two million, something like that if history is any guide.

CHRISTOPHER MARINAC: And that million and a half is per quarter, correct?

EDWARD KELLY: Right.

CHRISTOPHER MARINAC: Okay. So this is part of the original 75 a year ago.

EDWARD KELLY: Absolutely.

CHRISTOPHER MARINAC: So would you be net ahead from start then?

EDWARD KELLY: Oh, much. Absolutely. Not only, we're $75 million, I think the balance is roughly $79 million and we've redeemed $3.75 million so in rough numbers we're $8 million ahead.

CHRISTOPHER MARINAC: Got it. Okay perfect. The second separate question is when you mentioned the trends on the investment and wealth management and net new sales what does the sales force look like and is that an area for expansion in the future?


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[PAGE]

EDWARD KELLY: Yeah it is. I mean the fact is we're continuing to add quality people whenever we can find them. We have not been doing that in terms of acquisitions but just trying to find quality people in the market and essentially elsewhere who might have an interest in coming here. The sales force is composed of people who have been here before and people we have added. They are, on the personal side as you know are traditional client advisors and they are complemented obviously by senior people who help them not only generate but secure prospects. On the institutional side we have a sales force as well. But it looks pretty much as it has in the past. We've expanded it obviously and we've done our level best you know to get some new good people in to help us on that front. But clearly as we continue to work on the business we will continue to expand that. One of the most encouraging things to me as you know from my comments is that we have in fact achieved operating leverage in that business. We've got revenue growth in excess of expense growth.

CHRISTOPHER MARINAC: Thanks Ned.

EDWARD KELLY: Yeah, thank you Chris.

OPERATOR:  Thank you our next  question  is coming  from  Gerard  Cassidy of RBC
Capital  Markets   [Company:   RBC  Capital   Markets;   Ticker:   RYT.M;   URL:
http://www.rbccm.com ].

GERARD CASSIDY, RBC CAPITAL MARKETS: Hi Ned.

EDWARD KELLY: Gerard how are you?

GERARD CASSIDY: Good. A couple of things. One on the asset sensitivity you gave us some color here on the impact on the net interest revenue. Can you give us any numbers for the bottom line or should we just assume the net interest margin that you have and take it from there?

EDWARD KELLY: Well Gerard I may let Terry answer that but my own instinct, and Terry will correct me quickly if I'm wrong, to the extent that we get these increases in net interest income as a result of the interest rate increases. For example we know there's a twenty-five basis point increase based on the fact that we've got $3.6 billion in loans that are prime based and re-priced. We'll generate $4.5 million in additional income for the balance of 2004. That should fall directly to the bottom line and in fact result in margin expansion.

TERRY TROUPE, EXECUTIVE VICE PRESIDENT AND CFO, MERCANTILE BANKSHARES: The other factor that makes it maybe a little problematic in forecasting is as you saw we had very high demand deposit balances. As rates move up, especially on the cash management rates where some of those balances move in to a sweep account and repo or commercial paper. And also what will the competitive environment be like on the money market accounts.


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[PAGE]

EDWARD KELLY: Gerard one thing that you've seen which is interesting is that you know non-interest bearing demand grew very strongly. As you saw money markets were down pretty considerably. My sense is that money markets are down because they're beginning to go back, and somebody will correct me if I'm wrong, they're beginning to go back into the market either in terms of bond funds (which would surprise me) or potential equity at least seeking higher returns. So I think Terry is right. The good news for us during the quarter was that our non-interest, as you know our interest expense generally in terms of interest bearing funds went from 1.22 percent to 1.17 percent and non-interest bearing were up strongly which are both very good signs. But one assumes that as rates begin to track up it won't be linear in terms of market expansion but at least analytically given how asset sensitive we are it should result in margin expansion.

GERARD CASSIDY: Great. And the second question did you guys get a chance to look at the Riggs situation and also any color commentary you might want to add to how it has played out so far?

EDWARD KELLY: Well Gerard you know there was an awful lot of talk about ourselves and Riggs and we have a very strong interest in Northern Virginia in particular as you know as reflected by the initiatives that we've undertaken. We would be irresponsible if we didn't look at opportunities that came along. We do that as a matter of course. I think as you also know as I said earlier we try to be as disciplined as we can and my guess is that the number of opportunities we've looked at versus the number that we decided to take is probably along the lines of ten or twelve to one. Principally because on a risk adjusted basis it didn't make sense for us to pursue the opportunities that have emerged. Having said that the other question that I've been asked is am I concerned about PNC [Company: PNC Financial Services Group, Inc. Ticker: PNC; URL: http://www.pnc.com/] entering the market? As you know this market is very crowded as it is. We have very strong competitors here. I have great regard for my friend Jim Moore and my old Morgan colleague Phil Pemchek. I'm sure they will do their level best to have an impact in Northern Virginia but we plan to compete there as well and I think our value proposition which as you know is focused on service and small and middle market commercial lending plays very well in that market.

GERARD CASSIDY: Thank you.

OPERATOR: Thank you. Our next question is coming from Collyn Gilbert of Ryan Beck [Company: Ryan Beck & Co, Inc.; URL: http://www.rbeck.com].

EDWARD KELLY: Collyn how are you?

COLLYN GILBERT, RYAN BECK & CO, INC.: Great thanks Ned. How are you?

EDWARD KELLY: Fine thanks.

COLLYN GILBERT: Good a question on the commercial loan, or I guess just loan pricing in general. I mean you guys have done a really good job at holding that pricing


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[PAGE]

steady. Do you think that you know we can expect that going forward or what's the environment, competitive pricing environment like out there?

EDWARD KELLY: Well you know we have, I agree with you. You're nice to say so. I think our bankers have done a fabulous job of holding the line on that front. I think it's reflective of the strength of our relationships. We certainly will face pressure. There's no question about it on the way back up with respect to people wanting to fix out depending on how rate increases play out. I'm reminded to some extent of the story about the frog in hot water versus boiling water. But having said that you know my guess is that we will in fact, we'll have to deal with that on the way back up. But I think we're very disciplined on that front. I think our client's value what it is we have to offer. The one other thing I would point out is that I think the markets in Maryland by and large, and this is a generalization which suffers from the flaws of all generalizations are probably less competitive curiously enough in some sense than the Virginia market. So the extent that we continue to generate more assets in Virginia it may be that overall if you will, the yields may come down but we plan to do the same sorts of business in Virginia that we do here and my hope is that they won't come down materially notwithstanding a different competitive climate.

COLLYN GILBERT: Okay great. And then just a second question on the expense side. Starting with the investment and wealth management I think Terry had said in the first quarter that IWM was comprising roughly 15 percent of your operating expenses. Is that right Terry?

EDWARD KELLY: Yeah and I could say the operating expenses in investment and wealth management were down on a linked quarter basis so my suspicion is that it's less than that although we haven't done the calculations and Terry or Dave should be able to give that to you later. But I can tell you that their operating expenses were down second quarter over first quarter.

COLLYN GILBERT: Okay. Do you have a targeted goal in mind in terms of you know where you want that operating leverage to go and where you intend to see the mix there between revenue and expenses?

EDWARD KELLY: Over time as you know we'd love to get back to margins around thirty you know and to the extent we could do better than that it would be great. Our target for this year as you know has been the mid twenties. We're there. We're hoping to stay in that through the balance of the year. And that's how I think about it because I think actually focusing artificially on expenses may result in constraining revenue growth and we do want to grow that business.

COLLYN GILBERT: Okay.

EDWARD KELLY: But I think maintaining the leverage is going to be important so I think about it in terms of margins.


                                       10
[PAGE]

COLLYN GILBERT: Okay.

EDWARD KELLY: They've done a good job getting the margin where it is. As I said it's up sort of seven basis points, I'm sorry seven percent or seven points you know I think year over year. I know that they're committed to trying to get it even higher but they've already reached the target that we had in mind for this year, which was mid twenties.

COLLYN GILBERT: Okay. And then in terms of the overall bank just efficiency goals, where are you hoping to take that?

EDWARD KELLY: Well it's been trending down. As you know we're now down to roughly 49 percent. We're going to do our level best to get it back into the 47 percent, 48 percent range if we can. And obviously what will help us enormously on that front is revenue increases. In other words what we're trying to do is you see we had some success second quarter over first, not as much as I would like, in holding the line on expenses. And to the extent we can do that and revenue is increased either through loan growth or rate increases or both the efficiency ratio should improve as well.

COLLYN GILBERT: Okay, great. Thank you very much.

OPERATOR: Thank you. Our next question is coming from Todd Hagerman of Fox Pitt Kelton [Company: Fox-Pitt, Kelton; URL: http://www.foxpitt.com].

EDWARD KELLY: Hi Todd.

TODD HAGERMAN, FOX, PITT, KELTON: Good morning everybody. A couple of questions for you Ned. One just following up on the expense side of the equation. You know you stated your goals in the past kind of what these, bogeys you're looking for sort of down towards the $91 million kind of quarterly runrate.

EDWARD KELLY: $91.5 I think.

TODD HAGERMAN: All right. Just kind of curious if you could just give us a little bit more of your thoughts in terms of there's moving parts in there, particularly you know there's some initial up front costs as you go through the reorganization on the affiliate network. What about some of the additional opportunities that you see maybe there to kind of get you closer to that goal?

EDWARD KELLY: Todd that's a very good question. You know the fact is we look at that very hard and then as you know we undertook this initiative which was a large one for us, you know eleven bank affiliates down to four. We had said that it wasn't for cost savings purpose but having said that we believe that it may very well result in cost savings. Although I also, I think I've been clear that it may result in some near term charges. So we're constantly looking at what it is that we can do to generate more operating leverage you know to achieve greater savings. I think the way we've got the


                                       11
[PAGE]

affiliates organized now is you know having increased the scale of all of them and gotten to a level that we think of as critical mass that for the time being at least assuming nothing else happens I think we've got a network that we like. We are using one of our affiliates as you know for our expansion in Northern Virginia. It's been one of our best ones in Potomac Valley. We have re-branded a few of them which I think also helps us achieve efficiencies in economy ultimately in terms of one hopes generating greater brand identity and more revenue. But we don't have any grand plan in mind with respect to reducing expenses other than trying to do the basic blocking and tackling every day.

TODD HAGERMAN: Okay that's helpful. But you know needless to say I mean it certainly I guess in the grand scheme of things not necessarily out of the question either for further consolidation with the network down the road?

EDWARD KELLY: That's not out of the question.

TODD HAGERMAN: Okay. And then if I could just on the buy back question you did the accelerated buy back in April. Just thoughts there going forward. Has that been exhausted? That accelerated repurchase?

EDWARD KELLY: I'll let Terry answer that.

TERRY TROUPE: That was closed out before the end of the quarter and we still have authorization for just slightly less than a half a million shares before we'd have to go back to the board.

EDWARD KELLY: But the program itself is over Todd.

TODD HAGERMAN: Okay, great.

EDWARD KELLY: And I think, Terry correct me if I'm wrong rough average price slightly in excess of $44.

TERRY TROUPE: Worked out to $44.

EDWARD KELLY: A million shares though.

TODD HAGERMAN: Fabulous. Thank you.

OPERATOR: Thank you our next question is coming from Jennifer Demba of Sun Trust Robinson [Company: SunTrust Robinson Humphrey Capital Markets; Ticker: TWST;
URL: http://www.suntrustrh.com ].

EDWARD KELLY: Hey Jen, how are you?

JENNIFER DEMBA, SUN TRUST ROBINSON: I'm doing fine. How are you?


                                       12
[PAGE]

EDWARD KELLY: Fine thanks.

JENNIFER DEMBA: I just wanted to ask you how the Riggs [Company: Riggs National Corporation; Ticker: RIGS; URL: http://www.riggsbank.com/] sale to PNC is going to impact your branching plans over the next few years?

EDWARD KELLY: I don't think much. You know in fact Riggs is already there, PNC has announced that it's going to build I think, somebody will correct me quickly if I'm wrong, thirty additional branches as part of that acquisition - that will generate some competition for properties and locations. I think the interesting thing that we focus on a lot here and as you all well know there are sort of three concentric circles as I think of in Washington. One being Washington itself where the bulk of Riggs' branches were. Probably great from a liability standpoint, maybe not so good from an asset standpoint possibly. The second ring would be the immediate suburbs in Northern Virginia and Maryland and then there's the third ring, which as you know is beginning to explode. There was an article in the Sun last week about the ten fastest growing counties in employment terms in the US and three of them actually were in our footprint or potential footprint. Frederick was one, Prince William and Louden in Virginia, which as you know in that third concentric circle as I think about it. We clearly have to establish a position which we have in downtown and which we have in that first or that second circle. We're looking very hard at how it is that we get ahead of the wave frankly. So I think PNC is obviously going to be a competitor for locations as I mentioned earlier. I have great regard for them as a firm but I don't think it has much impact one way or the other on what it is we plan to do.

JENNIFER DEMBA: Okay. A follow up question. You mentioned you may have some charges going forward from the affiliate collapse and SunGard. Can you quantify anything?

EDWARD KELLY: With regards to SunGard Terry can tell me. I'm getting old, my memory fails me. So Terry what do we think the SunGard charge is?

TERRY TROUPE: That was in the $2 million range.

EDWARD KELLY: About $2 million on SunGard. And the affiliates we don't, frankly I'm not sure that we have fully quantified that yet.

JENNIFER DEMBA: Okay thank you.

EDWARD KELLY: Sure.

OPERATOR:  Thank you our next  question is coming from Gary Townsend of Friedman
Billings   [Company:   Friedman  Billings  Ramsay  Group;   Ticker:   FBR;  URL:
http://www.fbr.com].

EDWARD KELLY: Hi Gary.


                                       13
[PAGE]

GARY TOWNSEND, FRIEDMAN BILLINGS RAMSAY GROUP: Hi, good morning. How are you all? My questions have been answered thank you.

EDWARD KELLY: Thank you.

OPERATOR: Thank you our next question is coming from Chris Mutascio of Legg Mason [Company: Legg Mason, Inc.; Ticker: LM; URL: www.leggmason.com/ ].

CHRIS MUTASCIO, LEGG MASON: Good morning Ned. How are you?

EDWARD KELLY: Hey Chris. Fine thanks.

CHRIS MUTASCIO: Good. My question is kind of a follow up on Collyn's question. If I back out the impact of the hedge fund-of-funds, it's impact on the margin for the first quarter and second quarter your margin was essentially flat, maybe even down a basis point despite what was pretty good commercial loan growth. I kind of want to get your thoughts on what's occurring in the industry, more of a theme because as we're seeing at other banks is that you had good loan growth so you, so I would have thought intuitively that a shift from investment securities into newly originated commercial loans would have benefited the margins during the quarter. So my question is one is there just a typical lag effect on the benefit of commercial, newly originated commercial loans on the margin or two is the spread between newly originated commercial loans and the current investment securities portfolio not sufficiently wide?

EDWARD KELLY: Well now, well actually Chris I might come at it a slightly different way but your math is absolutely right on the core margin as we would think about it. And I think your intuition is right. I mean there is obviously some lag effect with respect to putting on commercial loans and making a transition out of the portfolio. As you know we've been very careful not to leverage the portfolio and as I noted in fact it's down roughly one percent on a linked quarter basis. But the one fact you didn't mention which also has an impact is yields in securities are declining. You know notwithstanding some volatility in the interest rate market because I noted that you looked back over the year my recollection is, I've got it in my notes the yield was 430 at the end of the second quarter of last year. It's down to 388 now. I mean that's a pretty significant decline and when you have even a relatively small securities portfolio, which we do at roughly 24 percent of earning assets you know the fact is that those sort of declines have an impact and do effect the margin.

CHRIS MUTASCIO: Right, okay. Fair enough. I was just curious cause we're seeing it from other banks out there showing decent commercial loan growth and yet the margin really hasn't been impacted positively.

EDWARD KELLY: And I think that is part of it Chris. You know the fact is that it's difficult, and I see these every day almost, you know securities are rolling over and we're reinvesting that to considerably lower levels.


                                       14
[PAGE]

CHRIS MUTASCIO: Okay. Thank you very much.

EDWARD KELLY: Sure.

OPERATOR: Once again ladies and gentlemen to ask a question please press star, one on your touch-tone phone at this time. Our next question is coming from Henry Coffey of Ferris, Baker Watts [Company: Ferris, Baker Watts Incorporated;
URL: http://www.fbw.com/].

EDWARD KELLY: Henry how are you?

HENRY COFFEY, FERRIS, BAKER WATTS: Good morning everyone. Fine thank you. I'm trying to get a target just on some of your non-interest revenue and non-interest expense items. So I hope most of these questions don't sound too stupid. The bank gain was $360,000, the bank, the sale, after tax was $360,000. What was the pre-tax? $500,000 roughly?

EDWARD KELLY: That's correct.

HENRY COFFEY: And there were other security gains in the quarter as well?

EDWARD KELLY: No that was it. No we had not, other than incidentals to the management portfolio we have not taken any gains. My recollection is we have $55 million loss the last quarter. Is that right Terry? And we have not been taking gains as you know for the last four quarters. That was, as I said that wasn't even really part of the securities portfolio. That was in fact an investment we had made in the stock of a bank which was acquired and we sold in connection with the sale.

HENRY COFFEY: Right. And you have, what is, I know you gave out the number for current loss in the portfolio as...?

EDWARD KELLY: $13 million.

HENRY COFFEY: How much?

EDWARD KELLY: $13 million at June 30th.

HENRY COFFEY: Right. On the overhead side you've got, sort of in a way trying to construct a projection going forward you've got a couple of million dollars worth of expected charges resulting from your, from cancellations of SunGard contracts, or actually the entry into, I'm sorry the entry into it. And when does that start?

EDWARD KELLY: Fourth quarter.

HENRY COFFEY: And is that going to be an ongoing charge?


                                       15
[PAGE]

EDWARD KELLY: That will not be an ongoing charge. That is one-time. And we in fact I think there is, and don't hold me to this but actually I will say it so you don't have to but there is a relatively quick payback on that charge in terms of the cost savings associated with SunGard which will begin to materialize in 2005.

HENRY COFFEY: The other costs that are keeping you from hitting your sort of targeted goal are more tied to holding company related expenses or are there other items in there?

EDWARD KELLY: Yeah there are more tied to holding company related. When you think about it you know the director deferred, and Terry will quickly correct me if I'm wrong, as a run rate matter should be around $200,000 going forward. So that means it's $300,000 less than it was this quarter if you see what I'm saying. We obviously as I mentioned earlier, I don't want to mislead anyone, I would never do that, we are going to have litigation expenses as I mentioned earlier. The employee separation those are one-time. You know there happened to be a number of them this quarter but we wouldn't expect that as a run rate matter.

HENRY COFFEY: Were those executives of the consolidated banks or just across the board?

EDWARD KELLY: They were pretty much across the board.

HENRY COFFEY: And could you give us, what was the number on that?

EDWARD KELLY: 800. Pre-tax.

HENRY COFFEY: I guess I ought to chime in just to be consistent with everyone else so when are you going to start the next buyback?

EDWARD KELLY: You guys haven't given me enough credit for the first one.

HENRY COFFEY: We'll give you plenty of credit. Look where your stock is. Thank you very much.

EDWARD KELLY: Thank you Henry.

OPERATOR: There are no further questions. I would like to turn the floor back over to Mr. Kelly for any closing comments.

EDWARD KELLY: Thank you all very much.

OPERATOR: This does conclude this morning's teleconference. You may disconnect your lines at this time and have a great day. Thank you.


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